INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Spruce Power Holding Corporation (formerly known as XL Fleet Corp.) on Form S-3 (FILE NO. 333-252089) of our report dated March 30, 2023, with respect to our audits of the consolidated financial statements of Spruce Power Holding Corporation (formerly known as XL Fleet Corp.) as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Spruce Power Holding Corporation (formerly known as XL Fleet Corp.) for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp
Melville, NY
March 30, 2023